UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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American Energy Production, Inc.
(Name of Registrant as Specified in its Charter)

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American Energy Production, Inc.
6073 Highway 281 South
Mineral Wells, TX 76067

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On February [ ], 2007

To the Shareholders of American Energy Production, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the “Special Meeting”) of American Energy Production, Inc. (the “Company”), a Delaware corporation that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Act”), will be held at the Best Western Club House Inn & Suites, located at 4410 Highway 180 E, Mineral Wells, TX 76067 on Friday, February [ ], 2007 at 10:00 a.m. Mineral Wells time, for the following purposes:

1.	To elect to the Board of Directors of the Company (the “Board”), Mr. John D. Powell, Mr. Larry P. Horner and Mr. Charles Bitters;

2.	To authorize the Board to withdraw the Company’s election to be treated as a business development company (“BDC”) under the 1940 Act; and

3.	To transact any and all other business that may properly be presented at the Special Meeting or any adjournments, thereto.

The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Special Meeting. The Company’s Board has approved the proposals and recommends that you vote FOR each proposal.

A copy of the Company’s 2005 Annual Report to Shareholders is enclosed for your review.

The close of business on January [ ], 2007 has been fixed as the record date for determining Shareholders entitled to notice of, and to vote at the Special Meeting or any adjournment thereof. The enclosed proxy card is being solicited on behalf of the Board of Directors of the Company.

You are cordially invited to attend the Special Meeting. You may vote your shares either: (1) in person at the Special Meeting; (2) by telephone; (3) [via the Internet]; or (4) by completing, signing, dating and returning the accompanying proxy card in the enclosed self-addressed stamped envelope. Specific instructions for voting by telephone or via the Internet are on the accompanying proxy card. You may revoke your proxy at any time prior to the Special Meeting. If you decide to attend the Special Meeting and wish to change your vote, you may do so by voting in person at the Special Meeting. Prompt response by you, our Shareholders, will reduce the time and expense associated with solicitation.

By Order of the Board of Directors American Energy Production, Inc.

By:	/s/ Charles Bitters
Charles Bitters
President and CEO

American Energy Production, Inc.
6073 Highway 281 South
Mineral Wells, Texas 76067

February [ ], 2007
Proxy Statement

Introduction

This Proxy Statement is being furnished to the Shareholders of American Energy Production, Inc. (the “Company”), a Delaware corporation which has elected to be treated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company’s Board of Directors is soliciting proxies to be voted at the 2007 Special Meeting of Shareholders (the “Special Meeting”) to be held on Friday, February [ ], 2007 at the Best Western Club House Inn & Suites located at 4410 Highway 180 E, Mineral Wells, TX 76067 at 10:00 a.m., Mineral Wells time and at any adjournments thereof. This Proxy Statement will first be mailed on or about February [ ], 2007, or as soon as practicable thereafter.

The accompanying proxy card is designed to permit each Shareholder to vote FOR, AGAINST, or ABSTAIN from voting on the proposals described in this Proxy Statement and to authorize the persons serving as proxies to vote in their discretion with respect to any other proposal properly presented at the Special Meeting. When a Shareholder’s properly executed proxy card specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no specifications are made, the proxy will be voted FOR the proposals described in this Proxy Statement and at the discretion of the persons serving as proxies with respect to any other proposal properly presented at the Special Meeting.

The Board of Directors encourages Shareholders to attend the Special Meeting personally. Executing and returning the accompanying proxy card will not affect a Shareholder’s right to attend the Special Meeting and vote in person. Every Shareholder entitled to a vote has the right to revoke their proxy at any time before it is voted by giving written notice of revocation to Charles Bitters, American Energy Production, Inc., PO Box 1406 Mineral Wells, TX 76058, or by executing and delivering a later-dated proxy or by attending the Special Meeting and voting in person. No revocation notice or later-dated proxy will be effective until received by the Company at or prior to the Special Meeting. Revocation will not affect a vote on any matters for which action has properly been taken prior to the receipt of the revocation. Mere attendance at the Special Meeting will not, by itself, revoke the proxy.

In addition to soliciting proxies by mail, officers and directors of the Company may solicit the return of proxies by personal interview, mail, telephone, and facsimile. These persons will not receive additional compensation for their services, but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will be requested by the Company to forward solicitation material to the beneficial owners of shares. The Company will bear the costs of solicitation.

The Company’s 2005 Annual Report to Shareholders is enclosed for the review of all Shareholders entitled to notice of and to vote at the Special Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

The Company’s principal offices are located at 6073 Highway 281 South, Mineral Wells, Texas 76067. The Company’s mailing address is P.O. Box 1406 Mineral Wells, Texas 76068. The Company’s telephone number is (210) 410-8158.

Purpose of the Meeting

At the Special Meeting, the Shareholders will be asked to vote on the following matters:

1.	The election of Mr. John D. Powell, Mr. Larry P. Horner and Mr. Charles Bitters to the Board of Directors of the Company (the “Board”);

2.	The authorization of the Board to withdraw the Company’s election to be treated as a business development company (“BDC”) under the 1940 Act; and

3.	Such other and further business that may properly be presented at the Special Meeting or any adjournments thereto.

Record Date and Shareholder Information

The Company’s Board of Directors has fixed the close of business on January [ ], 2007 as the record date (the “Record Date”) for determining Shareholders entitled to notice of and a vote at the Special Meeting and any adjournment thereto. As of the close of business on the Record Date, there were issued and outstanding 494,170,082 shares of Common Stock and 3,500,000 shares of Preferred Stock, which Preferred Stock is owned solely by the President of the Company, Mr. Charles Bitters. As of the Record Date, the Company had approximately 419 record holders. As of the Record Date, there were no Shareholders who beneficially owned a 5% or greater voting interest in the Company. As of the Record Date, officers and directors of the Company together beneficially owned less than 1% of the Company’s shares. However, if Mr. Bitters were to convert the Preferred Stock to Common Stock, he would own approximately 2.71% of the Company’s shares.

Voting Information

General Information

Each share of Common Stock is entitled to a single vote. Though the Preferred Stock is entitled, by its terms, to elect two directors, Mr. Bitters, as the sole holder of the Preferred Stock, has declined to exercise that entitlement. Thus, the Common Stock is the only class of securities of the Company entitled to vote at the Special Meeting. A Shareholder is entitled to vote all shares of Common Stock held of record as of the Record Date, in person or by proxy, at the Special Meeting. All votes will be tabulated by the inspector of election appointed for the Special Meeting.

Quorum

The presence, in person or by proxy, of the holders of no less than one-third of the Common Stock outstanding constitutes a quorum for the Special Meeting. Shares that are voted FOR, AGAINST, or ABSTAIN are treated as being present at the Special Meeting for purposes of determining the presence of a quorum and are also treated as shares “represented and voting” at the Special Meeting (the “Votes Cast”) with respect to such matters.

Broker non-votes and abstentions will be counted for purposes of determining the presence of a quorum, but will not be voted FOR or AGAINST a proposal. Accordingly, abstentions and broker non-votes effectively will be a vote against any proposal where the required vote is a percentage of the shares present or outstanding. Broker non-votes and abstentions will not be counted as votes cast for purposes of determining whether sufficient votes have been received to approve a proposal. However, abstentions and non-votes will operate as a vote against the proposal to authorize the Board to withdraw the Company’s election to be regulated as a BDC.

Adjournments

If a quorum is not present at the Special Meeting or, although a quorum is present, an insufficient number of votes in favor of any of the proposals described in this proxy are received by the date of the Special Meeting, the persons named as proxies may vote for one or more adjournments of the Special Meeting. No notice, other than an announcement at the Special Meeting, is required for an adjournment. Further solicitations of proxies with respect to these proposals may be made. Broker non-votes and abstentions will not be voted for any adjournments. Likewise, votes against authorizing the Board to withdraw the Company’s election to be regulated as a BDC will not be voted for any adjournments.

Vote Required

Approval of the election of the directors requires a plurality of the votes cast.

Approval of the proposal to authorize the Board to withdraw the Company’s election to be treated as a BDC requires the affirmative vote of the lesser of: (1) 67 per centum or more of the voting securities present at such meeting, if the holders of more than 50 per centum of the outstanding voting securities of such company are present or represented by proxy; or (2) more than 50 per centum of the outstanding voting securities of such Company.

       Each proposal is voted on separately and the approval of each proposal is not contingent upon the approval of any other proposal.

Electronic or Telephone Voting

Shareholders whose shares are registered in their own names have the option of voting either by mail or by telephone [or internet]. Specific instructions are set forth on the enclosed proxy card. The telephone voting procedures are designed to authenticate the Shareholder’s identity and to confirm that the Shareholder’s voting instructions have been properly recorded.

If your proxy card does not provide telephone instructions, please complete and return the proxy card in the self-addressed, stamped envelope provided.

Proposal One

Election of Mr. John D. Powell, Mr. Larry P. Horner and Mr. Charles Bitters to the Board of Directors

On January 12, 2004, the Company filed an election to become subject to the 1940 Act, such that it could commence conducting business as a BDC. At that time, Mr. Charles Bitters was the only director, with two vacancies on the Board. Pursuant to Section 223 of the General Corporation Law of the State of Delaware (“DGCL”), Mr. Bitters appointed Mr. Thomas Baker to the Board on February 10, 2004 and Mr. Shane Traveller on October 5, 2004. Mr. Baker resigned on October 24, 2004 and Mr. Traveller resigned on December 21, 2004. The resignations occurred before the Company held a meeting of Shareholders to elect Mr. Baker and Mr. Traveller to the Board as mandated by Section 16 of the 1940 Act.

The Board believes that any and all Board actions taken have been appropriate and valid for state law purposes. However, since electing to become a BDC, the Company has not had a properly constituted Board of Directors for purposes of Section 16 of the 1940 Act, which requires that a candidate for director be elected by Shareholders (and not merely appointed by the Board) where at least two-thirds of the directors then holding office were not elected by Shareholders of the Company. Consequently, actions required to have been taken by the Board pursuant to the 1940 Act could be deemed to have not been appropriately approved. In addition, from December 21, 2004 until November 19, 2005 the Company had a single Director, who was an interested person of the Company (i.e., not independent) for purposes of the 1940 Act, by virtue of his role as an officer of the Company. Thus, the Company was in violation of Section 56(a) of the 1940 Act, which requires that a majority of a BDC’s directors be persons who are not interested persons of such company.

The Company’s violations of the 1940 Act may cause the Company to incur certain liabilities. Such liabilities can not be estimated by management at this time, but may include regulatory enforcement actions. However, such liabilities, if incurred, could have a significant impact on the Company’s ability to continue as a going concern.

On November 19, 2005, Mr. Bitters, as the sole director of the Company, appointed John D. Powell to the Board. On March 27, 2006, Mr. Bitters appointed Larry P. Horner to the Board. Mr. Bitters is being put up for election because the Board believes that he should be included in the slate of directors as the Company has not had an Annual Meeting for a number of years.
At the Special Meeting, Shareholders will be asked to elect Messrs. Powell, Horner and Bitters to serve until the next Annual Meeting of Shareholders or until their successors have been elected and qualified. All nominees have consented to be named as such in this Proxy Statement and to serve as directors of the Company if elected.

The Company does not have a standing nominating committee. The Board has consisted of a sole member, Mr. Bitters, which made such a committee impracticable. Mr. Bitters has been the sole director participating in the consideration of director nominees.

The Board has not established a separately designated audit committee; rather, the entire Board acts as the Company’s audit committee.

The Company knows of no understanding or arrangement between any director, nominee for director, Officer or any other person pursuant to which he was or is to be selected as a director or nominee for director or an Officer of the Company.

The director nominees, their ages, principal occupations, and earnings as directors are as follows:

Independent Directors: The following nominees are considered independent for purposes of the 1940 Act.

John D. Powell
Age 63. Currently, a principal of J Powell Group LLC (a management consultant firm) since 2004; Client Relationship Manager and Special Projects Manager at E3 Group, Inc. (a professional employer organization) from 1998 to 2003; Principal and Senior Vice President of Exchange Partners, Inc./ MR&P International, Inc. from 1995 to 1998 ; Director of Real Estate Operations at Grubb & Ellis Asset Services Corporation from 1994 to 1995; Principal and Executive Vice President of JANROSE Group, Inc. from 1990 to 1994; Real Estate Development and Construction Lending Manager of the Metropolitan Financial Savings and Loan Association from 1985 to 1990; Independent Commercial Real Estate Consultant from 1982 to 1984. Mr. Powell has served as a director since November 19, 2005. He has received compensation of $1,000 per month since January 2006. Mr. Powell owns no equity in the Company.

Larry P. Horner
Age 52. Currently, President of Coaster Management, Inc. (a privately held holding company); President of Retail Operations and Special Project Consultant for U.S. Companies, Inc. (a privately held holding company) from 2001 to the present; Chief Financial Officer and Senior Vice President of The Image Bank (a wholly-owned subsidiary of Kodak) from 1993 to 2000; Chief Financial Officer and Vice President of U.S. Companies, Inc. from 1980 to 1993; Senior Accountant for Ernst and Young from 1977 to 1980. Mr. Horner has served as a director since March 27, 2006. He has received compensation of $1,000 per month since his appointment to the Board. Mr. Horner owns no equity in the Company.

Interested Director: Mr. Bitters is considered interested as defined by the 1940 Act due to his position as an officer of the Company.

Charles Bitters
Age 61. Currently, President and Chief Executive Officer of American Energy Production, Inc. since 2002; self-employed in the oil and gas business, primarily drilling and producing oil and gas wells in Texas from 1983 to 2001; President of Min-Tex Energy Corporation from 1978 to 1982; self-employed in the construction of barns and cattle pins using various types of steel erection materials. Mr. Bitters has served as a director since 2002. In his capacity as a director of the Company, Mr. Bitters has received approximately $335,000.00 in salary compensation since 2002. In addition, Mr. Bitters has rented certain necessary machinery to the Company for which he has received approximately $47,500.00 rent on equipment since 2002.

Mr. Bitters owns approximately 2.85 million shares of Common Stock and 100% of the 3,500,000 shares outstanding of Series A preferred stock. Under the terms of the designation, these Series A shares are not entitled to dividends. The shares are convertible, at the option of the holder, into three times as many shares of Common Stock as Series A Preferred Stock that are held. There are no liquidation rights or preferences to Series A shares as compared to any other class of stock. The shares are non-voting, however, the holders, as a class, may elect two directors. If Mr. Bitters were to convert the Preferred Shares to Common Stock, he would own approximately 2.71% of the Company’s shares.

EQUITY OWNERSHIP IN THE COMPANY

Dollar Range of Ownership

Name of Director or Nominee	Dollar Range of Equity Securities in the Company	Aggregate Dollar Range of Equity Securities in All Funds Overseen or to be Overseen by Director in Family of Investment Companies
John Powell	none	none
Larry Horner	none	none
Charles Bitters	over $100,000	over $100,000

COMPENSATION

Name of Person, Position	Aggregate Compensation from the Company	Pension or Retirement Benefits Accrued as Part of Company Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation From the Company Paid to Directors
John Powell	$11,000	none	none	$11,000
Larry Horner	$9,000	none	none	$9,000
Charles Bitters	$382,500	none	none	$382,500[1]
TOTAL COMPENSATION FOR DIRECTORS				$402,500

1 This total includes the amounts received from the rental of equipment to the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF MESSRS. POWELL, HORNER AND BITTERS TO THE BOARD OF DIRECTORS.

Proposal Two

Authorization of the Board to Withdraw the Company’s Election to be Treated as a BDC under the 1940 Act

As noted above, on January 12, 2004, the Company filed an election to become a BDC. The Company elected BDC status intending to make investments into developing businesses, primarily in the oil and gas industry. The Company generally expected that they would provide managerial assistance to such companies. At the time of its election, the Company believed that its operating model was best effected through the BDC structure.

At the time it became a BDC, in January 2004, the Company determined that it was necessary to raise additional capital to carry out the Company’s business plan. Accordingly, the Company filed a Form 1-E with Securities and Exchange Commission (the “SEC”), notifying it of the Company’s intent to sell up to $4,000,000 of the Company’s common stock at prices between $0.01 and $0.10 per share, or 400,000,000 and 40,000,000 shares, respectively. On February 22, 2005, the Board determined that it was in the best interest of the Company to discontinue the offering and to investigate other financing alternatives. Accordingly, the Company filed a Form 2-E notifying the SEC of the Company’s termination of the offering. However, the filing was not received by the SEC and the Company re-filed the Form 2-E with the SEC, effective June 30, 2005. As disclosed in the Form 2-E, the Company received $1,820,000 of proceeds from the offering, net of $30,000 of expenses, through the sale of 171,000,000 shares of the Company’s $0.001 par value common stock.

On July 24, 2005, the Company filed a second Form 1-E with the SEC notifying the SEC of the Company’s intent to sell up to $5,000,000 of the Company’s common stock at prices between $0.015 and $0.10 per share, or 333,333,333 and 50,000,000 shares, respectively (the “2005 Offering”). As a result of the July 2005 1-E filing, through March 31, 2006, the Company received $2,434,553 of proceeds from the offering, net of $193,967 of expenses, through the sale of 131,930,758 shares of the Company’s $0.001 par value common stock.

The 2005 Offering, however, was reviewed by the SEC Staff, which issued a comment letter to the Company (the “Comment Letter”) raising a number of questions relating to the offering. In response to the Comment Letter, the Company voluntarily suspended the 2005 Offering and undertook a review of its compliance with the 1940 Act. The Company subsequently determined that it was not in compliance with several important provisions of that Act.

Specifically, the Company determined that it had, among other things: failed to adequately disclose the process of valuing its portfolio securities; issued convertible debentures, potentially violating Section 61 of the 1940 Act; issued shares for services to be provided to the Company, potentially violating Section 23 of the 1940 Act; failed to properly constitute the Board through a shareholder vote, pursuant to Section 16 of the 1940 Act; failed to have a majority of directors that were not interested persons of the Company, pursuant to Section 56(a) of the 1940 Act; failed to obtain a fidelity bond, potentially violating Section 17 of the 1940 Act; issued preferred stock, which did not have voting rights equal to that of the common stock, potentially violating Section 18(i) of the 1940 Act; and neglected to adopt compliance policies and procedures. In addition, the Company has never appointed a Chief Compliance Officer. In the absence of an active Chief Compliance Officer and complete diligence on the part of the Company, there can be no assurance that there are no additional compliance issues.

The Board reviewed the facts surrounding these compliance failures and their implications for the Company. Ultimately, the Board caused the Company to take certain steps to remediate the compliance failures, including issuing this proxy statement to properly elect two of the Directors, contacting the holders of the shares issued for services to request that the Company repurchase those shares, and retaining experienced BDC counsel. The Company’s violations of the 1940 Act may cause the Company to incur certain liabilities. Such liabilities can not be estimated by management as of this time, but may include regulatory enforcement actions. However, such liabilities, if incurred, could have a significant impact on the Company’s ability to continue as a going concern.
The Company has informed the SEC Staff of these steps. However, these efforts will not fully cure all of the 1940 Act compliance deficiencies currently affecting the Company and it is unclear how those deficiencies will impact the Company in the future. The Company’s significant compliance and remediation costs, in terms of both time and dollars, have operated as an encumbrance on the Company’s resources.

The Company has determined, based on the nature of its investments, that the Company is not currently required to be regulated as a BDC because it does not meet the definition of an “investment company” in the 1940 Act. This is due to the fact that its non-cash assets consist almost entirely of investment in companies that it wholly-owns. Thus, it is operating, and intends to operate, as a holding company rather than an investment company.

Accordingly, and after careful consideration of the 1940 Act requirements applicable to BDCs, its holding company operations, an evaluation of the Company’s ability to operate as a going concern in an investment company regulatory environment, the cost of 1940 Act compliance needs and a thorough assessment of the Company’s current business model, the Board has determined that continuation as a BDC is not in the best interests of the Company and its shareholders at the present time. Further, were the Company to remain a BDC, the Company would be required to substantially change its business model to meet the definition of an “investment company.”

In making the determination that continuation as a BDC is not in the best interests of the Company and its shareholders, the Board considered the viable alternatives available to the Company at this time. The Board considered that the Company could remain an investment company and restructure its portfolio investments to reduce its ownership of investee companies to non-majority ownership positions, while attempting to cure the significant compliance failures that it has incurred. However, the Board determined that the Company’s business model required majority ownership of its portfolio companies and that the significant expense associated with that alternative would make it unlikely that the Company would be able to continue operations. In the event that the Company does not receive sufficient votes to authorize the Board to withdraw the Company’s election to be regulated as a BDC, the Board and the management of the Company will make reasonable attempts to bring the Company into compliance with the requirements of the 1940 Act, but the ability of the Company to operate as a going concern in an investment company regulatory environment is uncertain.

Therefore, the Board requests that the shareholders of the Company vote FOR the grant of authorization to withdraw the Company’s election to be regulated as a BDC.

TIMELINE

If Shareholders approve the proposal to authorize the Board to withdraw the Company’s election to be regulated as a BDC, the Board will file a Form N-54C to effect the withdrawal as soon as practicable thereafter. As of the date hereof, the Board believes that the Company meets the requirements for filing the notification to withdraw its election to be regulated as a BDC, upon the receipt of Shareholder approval.

RISKS ASSOCIATED WITH THE WITHDRAWAL OF ELECTION TO BE REGULATED AS A BDC

When the Company ceases to be a BDC, the shareholders will lose certain protections, including the following:

▪	The Company will no longer be subject to the requirement that it maintain a ratio of assets to senior securities of at least 200%;

▪
The Company will no longer be prohibited from protecting any director or officer against any liability to the Company or the Company’s shareholders arising from willful malfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of that person’s office;

▪	The Company will no longer be required to provide and maintain a bond issued by a reputable fidelity insurance company to protect it against larceny and embezzlement;

▪
The Company will no longer be required to ensure that a majority of the directors are persons who are not “interested persons,” as that term is defined in section 56 of the 1940 Act, and certain persons that would be prevented from serving on the Company’s board if it were a BDC (such as investment bankers) will be able to serve on the Company’s board;

▪	The Company will no longer be subject to provisions of the 1940 Act regulating transactions between BDCs and certain affiliates and restricting the Company’s ability to issue warrants and options;

▪	The Company will be able to change the nature of its business and fundamental investment policies without having to obtain the approval of its shareholders;

▪	The Company will no longer be subject to provisions of the 1940 Act prohibiting the issuance of securities at below net asset value;

▪	The Company will no longer be subject to the other provisions and protections set forth in Sections 55 through 64 of the 1940 Act and the rules and regulations promulgated thereunder.

However, the Board will still be subject to customary principles of fiduciary duty with respect to the Company and its shareholders.

In addition, withdrawal of the Company’s election to be treated as a BDC will not affect the Company’s registration under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). Under the Exchange Act, the Company is required to file periodic reports on Form 10-K, Form 10-Q, Form 8-K, proxy statements and other reports required under the Exchange Act.

EFFECT ON THE FINANCIAL STATEMENTS AND TAX STATUS

The withdrawal of the Company’s election to be regulated as a BDC under the 1940 Act will result in a significant change in the Company's required method of accounting. BDC financial statement presentation and accounting utilizes the value method of accounting used by investment companies, which allows BDCs to recognize income and value their investments at market value as opposed to historical cost. In addition, majority-owned subsidiaries are not consolidated; rather, investments in those subsidiaries are reflected on the balance sheet as an investment in a majority-owned portfolio company at fair value.

In accordance with BDC accounting requirements, the Company has recorded a significant unrealized gain on its investments. As an operating company, the required financial statement presentation and accounting for securities held will be either the fair value or historical cost method of accounting, depending on how the Company’s investments are classified and how long the Company intends to hold the investment. Since the Company’s only investments have been in its wholly-owned portfolio companies, all of the previously recorded unrealized gain on investments will no longer be reflected in the Company’s financial statements. Thus, though there is no reason to believe that the worth of the investments would be different, the method of accounting will change.

Changing the Company’s method of accounting could reduce the market value of its investments in privately held companies by eliminating the Company’s ability to report an increase in value of its holdings as they occur. As an operating company, the Company will be required to consolidate its financial statements with subsidiaries, thus eliminating the portfolio company reporting benefits available to BDCs. Also, as an operating company, the Company will no longer present a Net Asset Value (“NAV”) in its financial statements or supplemental NAV financial information in the footnotes to the Company’s consolidated financial statements.

Because the Company will be considered an “oil and gas operating company”, the Company will use the “successful efforts” method of accounting for acquisition, exploration, development and production of oil and gas properties, whereby only the direct costs of acquiring or drilling successful (proved reserves) are capitalized. Costs of acquisition, development, and exploration activities that are not known to have resulted in the discovery of reserves (unproved) will be charged to operations. All capitalized costs of oil and gas properties will be depleted using the units-of-production method based on total proved reserves.

The change in accounting due to the conversion to an operating company from a BDC is considered a change in accounting principle. As a result, in accordance with Statement of Financial Accounting Standard 154, "Accounting for Changes and Error Corrections," which requires that a change in accounting principle be retrospectively applied to all prior periods presented, the Company’s financial statements will be presented on an operating and consolidated basis for all current and prior periods presented on a retrospective basis without regard to the BDC method of accounting. The change in presentation may have an impact on the market’s response to the Company, the nature and extent of which cannot be predicted. Please see the attached Exhibit A for unaudited pro forma comparisons of the Company’s balance sheet and statement of operations, showing the difference between the BDC presentation and the presentation that will be made going forward after the de-election.

The Company does not believe that withdrawing its election to be regulated as a BDC will have any impact on its federal income tax status, because the Company never elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code. Instead, the Company has always been subject to corporate level federal income tax on its income (without regard to any distributions it makes to its shareholders) as a “regular” corporation under Subchapter C of the Internal Revenue Code.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

The President of the Company, who is also a Director, has a lease agreement with the Company according to which the Company leases certain equipment from him. This agreement does not give him an interest in the withdrawal of the Company’s election to be regulated as a BDC and will likely continue regardless of the outcome of the vote. Except in their capacity as Shareholders (which interest does not differ from that of the common shareholder), none of the Company’s officers, directors or any of their respective affiliates has any interest in the withdrawal of the Company’s election to be regulated as a BDC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE AUTHORIZATION OF THE BOARD TO WITHDRAW THE COMPANY’S ELECTION TO BE TREATED AS A BDC UNDER THE 1940 ACT.

ADDITIONAL INFORMATION

Other Business

The Company knows of no business to be presented at the Special Meeting other than the matters set forth in this Proxy Statement, but should any other matter requiring the vote of Shareholders arise, the proxies will vote thereon according to their best judgment in the interest of the Company.

Shareholder Communications

Shareholder communications to the Board of Directors may be sent to the Company’s mailing address at P.O. Box 1406, Mineral Wells, Texas 76068.

Exhibit A

American Energy Production, Inc.
(A Development Stage Company)
Proforma Balance Sheet
(Unaudited)

ASSETS
	September 30, 2006
	As Presented	Pro-Forma
Current Assets
Cash	$193,216	$326,820
Accounts receivable	-	1,205
Due from related parties	-	112,547
Other current assets	-	96,625
Total Current Assets	193,216	537,197

Property and equipment, net	21,125	4,400,041

Investments:
Investments	-	57,356
Investments in and advances to affiliates - majority-owned	20,929,670	-
Total Investments	20,929,670	57,356

Total Assets	21,144,011	$4,994,594

LIABILITIES

Current Liabilities
Accounts payable	$303,555	$303,740
Due to related parties	78,725	82,337
Convertible debentures	57,967	-
Note payable	-	2,020,818
Accrued interest payable	136,654	214,243
Accrued payroll taxes and penalties	67,300	67,300
Lease payable	16,131	16,131
Total Current Liabilities	$660,332	2,704,570

STOCKHOLDERS EQUITY'

Convertible preferred stock, Series A, $0.0001 par value,
5,000,000 shares authorized, 3,500,000 issued and outstanding	$350	$350
Common stock, $0.0001 par value, 500,000,000 shares authorized
494,170,082 shares issued and outstanding	49,417	49,417
Common stock issuable, $0.0001 par value, 75,000 shares	8	8
Additional paid in capital	23,998,250	23,514,250
Accumulated deficit	(9,360,491)	(9,360,491)
Retained earnings (accumulated deficit) during development stage	6,698,145	(11,011,509)
	21,385,679	3,192,024
Less: Subscription Receivable	(902,000)	(902,000)

Total Stockholders' Equity	20,483,679	2,290,024

Total Liabilities and Stockholders' Equity	$21,144,011	$4,994,594

Note: Unaudited pro forma financial information presents the consolidated results of American Energy
Production, Inc. ("AMEP"), and its previously unconsolidated affiliates, Production Resources, Inc., Oil
America Group, Inc., Bend Arch Petroleum, Inc. and AMEP Strategic Investments. The pro forma information was prepared as if the transactions had occurred at the beginning of the inception of development stage for AMEP. The pro forma data presented is based on numerous assumptions and is not necessarily indicative of future results of operations.

Exhibit A-1-

American Energy Production, Inc.
(A Development Stage Company)
Proforma Statement of Operations
(Unaudited)

	Period from
	February 20, 2003
	(Inception of
	Development Stage)
	to Sept. 30, 2006
	(As Reported)	(Pro-Forma)

Revenues
Oil and Gas sales, net	$46,658	$3,984,635
Management fees, net	-	22,634
Royalties, net		3,672
Total Revenues	46,658	4,010,940

Operating Expenses
Compensation	872,596	1,139,942
Consulting	1,271,383	1,271,383
Depletion	3,987	3,987
Depreciation	87,864	176,953
Rent	63,000	137,978
General and administrative	190,520	598,369
Production	143,349	6,104,284
Professional	564,684	575,575
Taxes	-	3,413
Website	322,583	322,583
Total Operating Expenses	3,519,966	10,334,467

Operating Loss	(3,473,308)	(6,323,527)

Other Income (Expense)
Gain on settlement of debt	18,364	18,364
Other income	44,155	44,155
Unrealized gain on investments	14,852,861	-
Interest expense	(4,555,261)	(4,561,836)
Payroll tax penalties	(21,667)	(21,667)
Loss on settlement	(167,000)	(167,000)
Total Other Income (Expense)	10,171,453	(4,687,983)

Net Income (Loss)	$6,698,145	$(11,011,509)

Net Income (Loss) Per Share - Basic and Diluted	$0.03	$(0.04)

Weighted average Shares	265,709,955	265,709,955

Note: Unaudited pro forma financial information presents the consolidated results of American Energy
Production, Inc. ("AMEP"), and its previously unconsolidated affiliates, Production Resources, Inc., Oil
America Group, Inc., Bend Arch Petroleum, Inc. and AMEP Strategic Investments. The pro forma information was prepared as if the transactions had occurred at the beginning of the inception of development stage for AMEP. The pro forma data presented is based on numerous assumptions and is not necessarily indicative of future results of operations.

Exhibit A-2-

AMERICAN ENERGY PRODUCTION, INC.
6073 HIGHWAY 281 SOUTH
MINERAL WELLS, TEXAS 76067

Proxy for a Special Meeting of Shareholders

February [ ], 2007

The undersigned hereby constitutes and appoints _________________, or any of them, with the power of substitution and resubstitution, as proxies to appear and vote all of the shares of stock standing in the name of the undersigned on the Record Date at the Special Meeting of the Shareholders of American Energy Production, Inc. (the “Company”) to be held at the Best Western Club House Inn & Suites located at 4410 Highway 180 E, Minteral Wells, Texas 76067 on the [ ] day of February 2007 at 10:00 a.m. (local time), or at any postponement or adjournment thereof; and the undersigned hereby instructs said proxies to vote as indicated on this proxy card.

The undersigned hereby revokes any prior proxy to vote at such Special Meeting, and hereby ratifies and confirms all that said attorneys and proxies, or any of them, may lawfully do by virtue thereof.

THE BOARD OF TRUSTEES OF AMERICAN ENERGY PRODUCTION, INC. RECOMMENDS A VOTE FOR THE FOLLOWING:

This proxy will be voted as specified below with respect to the action to be taken on the following proposal.

1.	To elect to the Board of Directors of the Company, Mr. John D. Powell.

FOR_______                           AGAINST_________                                    ABSTAIN________

IF NO SPECIFICATION IS MADE, THIS PROXY SHALL BE VOTED FOR THE PROPOSAL.

2.	To elect to the Board of Directors of the Company, Mr. Larry P. Horner.

FOR_______                           AGAINST_________                                    ABSTAIN________

IF NO SPECIFICATION IS MADE, THIS PROXY SHALL BE VOTED FOR THE PROPOSAL.

3.	To elect to the Board of Directors of the Company, Mr. Charles Bitters.

FOR_______                           AGAINST_________                                    ABSTAIN________

IF NO SPECIFICATION IS MADE, THIS PROXY SHALL BE VOTED FOR THE PROPOSAL.

4.	To authorize the Board of Directors of the Company to withdraw the Company’s election to be treated as a business development company under the Investment Company Act of 1940, as amended.

FOR_______                           AGAINST_________                                    ABSTAIN________

IF NO SPECIFICATION IS MADE, THIS PROXY SHALL BE VOTED FOR THE PROPOSAL.

As to any other matter, said attorneys shall vote in accordance with their best judgment.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED ON THE REVERSE SIDE.

Please sign, date and return the proxy card promptly using the enclosed postage-paid envelope.  Every properly signed proxy will be voted in the manner specified hereon and, in the absence of specification, will be treated as granting authority to vote “for” the above listed proposals.

By signing and dating this card, you are authorizing the proxies to vote on the above listed proposals as marked.  If not marked, proxies will vote “for” the proposals and as they see fit on any other matter as may properly come before the Special Meeting.  If you do not intend to personally attend the Special Meeting, please complete and mail this card at once in the enclosed postage-paid envelope.

___________________________________________                      ___________________
SIGNATURE                                                                                      DATE

___________________________________________                      ___________________
SIGNATURE (JOINT OWNER)                                                       DATE

___________________________________________
TITLE (IF NECESSARY)

This proxy is solicited on behalf of the Company’s Board of Directors, who unanimously recommend that you vote in favor of the proposals.